Exhibit 99.1

The Oncology Institute Announces Resignation of Board Member Gabe Ling

CERRITOS, Calif., December 1, 2025 (GLOBE NEWSWIRE) – The Oncology Institute, Inc. (“TOI”) (NASDAQ: TOI), one of the largest value-based oncology groups in the United States, today announced that Gabe Ling has resigned from the Board of Directors, effective December 1, 2025. A formal search process has been initiated to add new independent directors with complementary healthcare, clinical, and value-based care expertise.

“On behalf of the Board of Directors, I want to thank Gabe for his service during an important chapter in The Oncology Institute’s development,” said Anne McGeorge, Chairman of the Board. “We appreciate the contributions he made throughout his time on the Board and the valuable guidance he provided as the Company navigated its first few years in the public markets. As we continue to strengthen our governance structure, we remain focused on enhancing the Board’s capabilities by bringing on strategic and experienced members who will support The Oncology Institute’s mission and long-term growth goals.”

About The Oncology Institute

Founded in 2007, The Oncology Institute (NASDAQ: TOI) is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.9 million patients, including clinical trials, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With over 180 employed and affiliate clinicians and over 100 clinics and affiliate locations of care across five states and growing, TOI is changing oncology for the better. For more information, visit www.theoncologyinstitute.com

Contacts

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The Oncology Institute, Inc.
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ICR Healthcare
TOI@icrhealthcare.com